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                                                                    Exhibit 10.4

                                 C O N T R A C T
                           ON PURCHASE OF REAL ESTATE
     in accordance with Section 132 and those that follow in the Civil Code
                    AND ON TRANSFER OF RIGHTS AND OBLIGATIONS
                     in accordance with the Commercial Code


This contract on the purchase of real estate and the in the building (hereinafter only as the "Contract") was concluded in Prague between the following contracting parties:


1. Central European Development Corporation Praha, spol. s r. o., with its registered office at Prague 1, Jungmannova 17, IDN: 48 53 63 77, represented by its agent John Alan Schwallie (hereinafter only as the "Seller")

and

2. Ceska nezavisla televizni spolecnost, spol. s r. o., with its registered office at Prague 1, Vladislavova 20, IDN: 49 61 66 68, represented by PhDr. Vladimir Zelezny, the Executive (hereinafter only as the "Purchaser")

(hereinafter individually only as the "Party" and collectively only as the "Parties")


                                   ARTICLE I.
                                 OWNERSHIP TITLE

1. The Seller declares that he is the sole owner of the house - the building with land registry no. 1477 with a built-up area - the lot with parcel no. 696 of a 1,262 m2 area; of the house - the building with land registry no. 28 with a built-up area - the lot with parcel no. 709 of a 695 m2 area; and of the yard - the lot with parcel no. 697 of a 155 m2 area, including exterior work, all operation equipment, which is specified in the Enclosure No. 1, which presents an integral part of this Contract, and complete accessories, based on the following acquisition title:

       Purchase contract dated 10 August 1993, number V1 9340/93

       this is all registered in the Registry of Deeds at the Cadastral Office of Prague - City on ownership deed no. 1326 for the cadastral territory of Nove Mesto, Prague 2 municipality, Prague district (all aforementioned real estate shall be hereinafter only as the "Real Estate")



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2.     The Seller also declares that he is the bearer of rights and obligations directly associated with his ownership of the Real Estate and, resulting mainly, but not exclusively, from lease contracts, contracts on work, and others, which are specified in Appendix no. 2 which is part and parcel of this Contract (hereinafter only as the "Rights and Obligations").


                                   ARTICLE II.
                             SUBJECT OF THE CONTRACT

1. By this Contract, the Seller sells the Real Estate and transfers the ownership of the Real Estate including all rights and obligations to the Purchaser, and the Purchaser, by this Contract, buys and acquires the Real Estate, including all rights and obligations, for the purchase price included in Article III., paragraph 1 of this Contract.

2. By this Contract, the Seller transfers the Rights and Obligations to the Purchaser, and the Purchaser, by this Contract, assumes the Rights and Obligations free of charge.


                                  ARTICLE III.
                         PURCHASE PRICE AND ITS DUE DATE

1. The purchase price of the Real Estate which was agreed upon between the Parties and which the Purchaser will pay to the Seller amounts to a total of 295.500.000 CZK (in words: two hundred and ninety-five million five hundred thousand Czech crowns) and is divided into the following two parts:

       a) the purchase price of the building that is subject to tax write-offs and which amounts to 204.563.086 CZK (in words: two hundred and four million five hundred sixty-three thousand eighty-six Czech crowns), and which equals the remaining value of the building as of the date of the signing of this Contract;

       b) the purchase price of the lot which is not subject to tax write-offs and which amounts to 75.175.182 CZK (in words: seventy-five million one hundred and seventy-five thousand one hundred and eighty-two Czech crowns), and which is determined by an expert opinion as of the date of the signing of this Contract.

       c) The purchase price of the technical equipment which was agreed upon between the Parties and which the Purchaser will pay to the Seller

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               amounts to a total of 15.761.732 CZK (in words: fifteen million seven hundred and sixty-one thousand seven hundred and thirty-two Czech crowns) and is equal to the remaining value of the technical equipment as of the date of the signing of this Contract.

2. By signing this contract, the Parties are explicitly confirming that part of the purchase price of the Real Estate was paid by the Purchaser in the form of advance payments towards the purchase price, in accordance with paragraph 4.2. of Article IV. of the supplement of 30 December 1994 to the lease contract between the Parties dated 27 December 1993.

3. Another part of the purchase price of the Real Estate will be paid off by assuming the Seller's obligation to Ceska sporitelna, a. s., (hereinafter only as the "Sporitelna") arisen on the basis of a contract on a loan between the Seller and Sporitelna of November 4, 1993, including all interest and fees pertaining to the aforementioned contract on a loan, payable from June 1, 1997 (interest until May 31, 1997, including, shall be calculated as the payment of the Seller).

4. The balance of the purchase price of the Real Estate will be paid to the Seller's account at Sporitelna account no. 937350-018/0800 within 21 (in words: twenty one) days after the legal power of the Cadastral Office Prague - City's decision on allowing the entering of the Purchaser's ownership right to the Real Estate.

5.      By this, the Parties mutually settled the purchase price.


                                   ARTICLE IV.
                        MUTUAL GUARANTEES AND OBLIGATIONS

1. The Seller declares that he is the sole owner of the Real Estate and the sole bearer of the Rights and Obligations, and that there are no obligations, material rights or burdens, or other legal commitments pending on the Real Estate and the Rights and Obligations with the exception of the following:

       a) a lien on the Real Estate in favor of Sporitelna, which secures the Seller's obligation towards Sporitelna and which will be assumed by the Purchaser. This obligation is in the amount of 328,000,000 CZK (in words: three hundred twenty-eight million Czech crowns) and arose on the basis of the following title: the contract on loan no. 4503-164855-988/0800 closed between Sporitelna and the Seller on November 4, 1993, number V2 10053/93; and

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       b)      a lien on a part of the Real Estate in favor of the Seller which secures the Seller's obligation towards the Purchaser. The obligation is in the amount of 91,000,000 CZK (in words: ninety-one million Czech crowns) and occurred based on the following title: contract on lien closed between the Purchaser and the Seller on January 31, 1993, number V2 2869/97.

2. The Parties declare that they have the right to render this Contract valid by signing it and to fulfill the obligations resulting from this Contract, mainly to transfer the Real Estate to the Seller's ownership and to transfer the Rights and Obligations to the Seller.

3. The Parties declare that the signing of this Contract and the fulfillment of obligations resulting from this Contract will not cause the violation of any other contract, obligation, or generally binding legal regulation or decision of a state administrative body that might be at variance with this Contract. Furthermore, the signing of this Contract and the fulfillment of obligations resulting from this Contract will not be at variance with any generally binding legal regulation or decision of a state administrative body which relates to the Real Estate and Rights and Obligations.

4. The Parties declare that no lawsuit or other claim was filed against them at any court or state administrative body that could, in the event of an unfavorable decision, seriously and unfavorably influence the fulfillment of this Contract.

5. The Seller declares that he is selling the Real Estate in the condition corresponding to their wear and that he is not aware of any defects which he should specifically report in accordance with Section 596 and those that follow in the Commercial Code

6. The Purchaser has acquainted himself with the Real Estate and the , and he is buying them in this condition. Furthermore, he has acquainted himself with the condition of the Rights and Obligations, and he is assuming them in this condition.

7. After the transfer, the Purchaser will have the exclusive ownership right to the Real Estate and the and will be the exclusive holder of the Rights and Obligations.



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                                   ARTICLE V.
                               OTHER ARRANGEMENTS

1. The Parties have agreed that, within 10 (in words: ten) days of the effective date of this Contract, the Purchaser will propose that the Cadastral Office Prague - City issue a permit to enter the ownership right to the Real Estate.

2. The Parties have agreed that in the event that by the date of the transfer of the ownership rights for the Real Estate to the Purchaser, the Real Estate is terminated or is fundamentally devalued, or if the entering of the Purchaser's ownership right to the Real Estate is not permitted through no fault of the Purchaser, this Contract loses its validity and effect.

3. The Purchaser has the right to withdraw from this Contract if the Seller violates Article IV. of this Contract.

4. The Seller has the right to withdraw from this Contract if the Purchaser violates Article IV. of this Contract.

5. The Parties have agreed that in the event of withdrawal from this Contract, this Contract becomes null and void, and the Parties are obligated to return the mutually provided fulfillment to each other.

6. The Parties acknowledge that the ownership rights to the Real Estate will pass to the Purchaser upon the date of the legal power of the Cadastral Office Prague - City's decision to permit the entering of the ownership right to the Real Estate to the Purchaser, on the date of filing the proposal for entry.

7. The Parties acknowledge that the Rights and Obligations will pass to the Purchaser upon the date of the legal power of the Cadastral Office Prague
       - City's decision to permit the entry of the ownership right to the Real Estate to the Purchaser, on the date of filing the proposal for entry.

8. The Parties have agreed that the tax on real estate transfer will be paid by the Seller and that administrative and other fees associated with this Contract, including the expenses for the drafting of this Contract, will be paid by the Purchaser.

9. The Parties have agreed that on the date of filing the proposal for entry of the Purchaser's ownership of the Real Estate, the lien contract on a part of the Real Estate in favor of the Seller signed by the Purchaser and the Seller on January 31, 1993, number V2 2869/97 and the last version of the lease contract signed by the Purchaser and the Seller on December 27,


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       1993 are abolished. The Parties have agreed on a condition subsequent of this abolishment which would come on if that the Cadastral Office does not allow to entry the Purchaser's ownership of the Real Estate. In this case the lien contract, signed by the Purchaser and Seller on January 31, 1993, number V2 2869/97 and the lease contract, signed by the Purchaser and the Seller on December 27, 1993, will be considered as not abolished, in their last version valid on the date of filing the proposal for entry.


                                   ARTICLE VI.
                                FINAL PROVISIONS

1. This Contract becomes valid upon the date of its signing by both Parties and effective on June 1, 1997.

2.      This Contract is closed according to the laws of the Czech Republic.

3. This Contract is drafted in 6 (in words: six) copies of which each is considered to be original. 2 (in words: two) copies will be submitted along with the appropriate proposal and other documents to the Cadastral Office Prague - City for the purpose of initiating the proceedings on permitting the entry of the Purchaser's ownership right to the Real Estate. Each of the Parties will receive 2 (two) copies.

4. This Contract supersedes any contracts, agreements, and declarations between the Parties on the subject of this Contract that preceded this Contract.

5. Any amendments and supplements to this Contract must be executed in writing and signed by both Parties.

6. If any of the provisions of this Contract are found invalid or ineffective, and if this fact will not influence the validity or effect of this Contract as a whole, the other provisions of this Contract are still considered valid and effective.

7. Any notifications or other documents relating to this Contract will be delivered by the Parties to the Parties' addresses as specified in the heading of this Contract.

8. Any disputes arising from this Contract will be first solved by conciliation. If no conciliation is achieved within 30 (in words: thirty) days of the date of the occurrence of the dispute, the Parties will address the Court of Arbitration at the Economic Chamber of the Czech Republic and the Agrarian Chamber of the Czech Republic (hereinafter only as the "Court")


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       which will rule according to its procedural rules. The Parties undertake to respect the Court's finding.

9. The Parties declare that they thoroughly read the Contract before its signing, that the Contract was specifically, seriously, and understandably drafted according to their true will, and that it was not negotiated under duress or under otherwise unfavorable conditions.


                                  ARTICLE VII.
                              LAND REGISTRY CLAUSE

Both Parties propose in concurrence that, according to this Contract, the following is recorded in the Registry of Deeds at the Cadastral Office Prague - City on ownership deed no. 1326 for the cadastral area of Nove Mesto, county Prague 2, district Prague:

ALV: Ceska nezavisla televizni spolecnost, spol. s r. o., Prague 1, Vladislavova 20, IDN: 49 61 66 68, 1/1 in respect to the whole

BLV:   without changes

CLV:   lien
       Contract
       Czech Savings Bank, joint-stock company - headquarters in Prague 328,000,000 CZK pursuant to the Loan Contract No. 4503-164855-988/0800 number V2 10053/93

DLV:   no record

ELV:   purchase agreement of May 21, 1997


In witness of the acknowledgment of the effects of this Contract and in a position in which the Parties were under no duress and were not aware of any unfavorable conditions, the Parties entered this Contract into validity and signed it in front of JUDr. Martin Radvan, attorney at law, register no. 0448, at the law offices of Radvan & Co., Jindrisska 20, after he determined their identities.


In Prague on May 21, 1997 (twenty first day of May nineteen ninety-seven)


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         ______________________________        _________________________________
         Seller                                Purchaser






                                               _________________________________
                                                             JUDr. Martin Radvan


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